Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 8, 2017, with respect to the financial statements of Tandem Diabetes Care, Inc. incorporated by reference in the Registration Statement (Form S-3 No. 333-200686) and related Prospectus of Tandem Diabetes Care, Inc. for the registration of its common stock and warrants to purchase shares of its common stock.

/s/Ernst & Young LLP

San Diego, California

October 12, 2017